Exhibit 99.1

SUNEDISON ANNOUNCES PROPOSED OFFERING

OF $500 MILLION OF CONVERTIBLE SENIOR NOTES

ST. PETERS, Mo., June 4, 2014 – SunEdison, Inc. (the “Company”) (NYSE: SUNE), announced today that it intends to offer, subject to market and other conditions, $500 million aggregate principal amount of convertible senior notes due 2020 (the “notes”) in a private placement. The notes will be offered by the initial purchasers only to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended. The Company also intends to grant to the initial purchasers a 30-day option to purchase an additional $100 million aggregate principal amount of notes on the same terms and conditions.

The Company intends to use approximately $350 to $400 million of the net proceeds from this offering to fund acquisitions, development and construction costs and the repayment of project indebtedness for solar projects to be contributed to TerraForm Power, Inc., its yieldco subsidiary, or operating solar projects held on its balance sheet consistent with its retained value strategy. The Company intends to use the remaining net proceeds to fund (i) working capital, accelerate growth of the business and for other general corporate purposes, and (ii) the cost of convertible note hedge transactions described below (after such cost is partially offset by the proceeds that the Company receives from entering into the warrant transactions described below).

The notes will be senior unsecured obligations of the Company. The notes will be convertible, subject to certain conditions, into cash or shares of common stock of the Company or a combination of cash and shares of common stock, at the Company’s option. The notes will mature on January 15, 2020, unless earlier converted or purchased. The interest rate, conversion rate, conversion price and other terms of the notes will be determined at the time of pricing of the offering.

The Company expects to enter into convertible note hedge transactions with counterparties that may include the initial purchasers and/or their affiliates (the “hedge counterparties”) and in connection therewith, the Company also intends to enter into separate privately negotiated warrant transactions with the hedge counterparties. These convertible note hedge transactions are expected to reduce the potential dilution with respect to the Company’s common stock upon conversion of the notes or offset any cash payments the Company is required to make in excess of the principal amount of converted notes, as the case may be, upon any conversion of notes; however, the warrant transactions could have a dilutive effect with respect to the Company’s common stock to the extent that the market price per share of the Company’s common stock exceeds the strike price of the warrants.

The Company has been advised that, in connection with establishing their initial hedge positions with respect to the convertible note hedge and warrant transactions, the hedge counterparties and/or their affiliates expect to purchase shares of the Company’s common stock or enter into various derivative transactions with respect to the Company’s common stock concurrently with, or shortly after, the pricing of the notes. These hedging activities could increase (or reduce the size of any decrease in) the market price of the Company’s common stock or the notes.

In addition, the hedge counterparties and/or their affiliates may modify their hedge positions (and are likely to do so during the conversion period related to any conversion of notes or following any repurchase of notes by the Company on any fundamental repurchase date or otherwise) by entering into or unwinding various derivatives with respect to the Company’s common stock or purchasing or selling common stock or other securities of the Company in secondary market transactions following the pricing of the notes and prior to the maturity of the notes.

The notes, and any shares of the Company’s common stock issuable upon conversion of the notes, have not been and will not be registered under the Securities Act, or any state securities law, and may not be offered or sold in the United States or to, or for the account or benefit of, any U.S. persons absent registration under the Securities Act, except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, including the notes or any shares of the Company’s common stock issuable upon conversion of the notes, nor shall there be any offer, solicitation or sale of any securities, including any notes or any shares of the Company’s common stock issuable upon conversion of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About SunEdison

SunEdison is a global leader in transforming how energy is generated, distributed and owned. SunEdison manufactures solar technology and develops, finances, installs and operates distributed solar power plants, delivering predictably priced electricity and services to its residential, commercial, government and utility customers. SunEdison also provides 24/7 asset management, monitoring and reporting services for hundreds of solar systems worldwide via the company’s Renewable Operation Center (ROC). SunEdison has offices in North America, Europe, Latin America, Africa and Asia. SunEdison’s common stock is listed on the New York Stock Exchange under the symbol “SUNE.”

Forward-Looking Statements

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the proposed public offering of the convertible senior notes, the expected use of the net proceeds and SunEdison’s plans to enter into privately negotiated convertible note hedge and warrant transactions. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The forward-looking statements in this press release speak only as of the date of this press release and are subject to uncertainty and changes. Given these circumstances, you should not place undue reliance on these forward-looking statements. SunEdison expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Contacts:

Media:

Gordon Handelsman

Senior Director, Brand and Corporate Communication

Direct: (650) 632-6120

Investors/Analysts:

Chris Chaney

Director, Investor Relations

Direct: (636) 474-5226

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